                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.   )


       Filed by the Registrant {x}
       Filed by a Party other than the Registrant { }
       Check the appropriate box:

       { }  Preliminary Proxy Statement
       {x}  Definitive Proxy Statement
       { }  Definitive Additional Materials
       { }  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               AMREP CORPORATION
       ..............................................................
               (Name of Registrant as Specified In Its Charter)

       ..............................................................
                  (Name of Person(s) Filing Proxy Statement)

       Payment of Filing Fee (Check the appropriate box):

       {x}  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or
           14a-6(j)(2).

       { }  $500 per each party to the controversy pursuant to Exchange
           Act Rule 14a-6(i)(3).

       { }  Fee computed on table below per Exchange Act Rules
           14a(6)(i)(4) and O-11.

                1) Title of each class of securities to which transaction applies;

                     ................................................

                2) Aggregate number of securities to which transaction applies:

                     ................................................

                3)   Per unit price or other underlying value of
                     transaction computed pursuant to Exchange Act Rule
<F1>                 O-11: (1)

                     ................................................

                4)   Proposed maximum aggregate value of transaction:

                     ................................................

<F1>   (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

       { } Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:

                .............................................

           2)   Form, Schedule or Registration Statement No.:

                .............................................

           3)   Filing Party:

                .............................................

           4)   Date Filed:

                .............................................

                                       August 25, 1994



Dear Shareholder:

    The Board of Directors joins me in inviting you to attend the 1994 Annual Meeting of Shareholders to be held at the Plaza Hotel, Louis XV Room, 768 Fifth Avenue, New York, New York 10019 on September 23, 1994 commencing at 9:00 A.M. at which four directors will be elected.

    The Board urges you to sign, date and mail your proxy promptly, voting "FOR" the election of its nominees for directors. A postage-paid envelope is enclosed. Your vote, regardless of the number of shares you own, is important.

    After the business of the meeting has been accomplished, we will review the Company's activities during the past year as well as our prospects for the future.

    Please take a moment now to execute your proxy. By doing so, we will save the cost of mailing a reminder notice at a later date. Thank you for your continued interest in the affairs of the Company.


                                  Very truly yours,



                                  Anthony B. Gliedman
                                   Chairman, Chief Executive
                                   Officer and President

                          AMREP CORPORATION

                      (An Oklahoma corporation)



              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         September 23, 1994



    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMREP CORPORATION (the "Company") will be held at the Plaza Hotel, Louis XV Room, 768 Fifth Avenue, New York, New York 10019 on September 23, 1994 at 9:00 A.M. for the following purposes:

          (1) To elect four directors to serve for a term of three years;

          (2) To consider and act upon such other business as may properly come before the meeting.

    In accordance with the By-Laws, the Board of Directors has fixed the close of business on August 1, 1994 as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the meeting. The list of such shareholders will be available for inspection by shareholders during the ten days prior to the meeting at the offices of the Company, 10 Columbus Circle, New York, New York 10019.

    Whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it to the Company in the self-addressed envelope enclosed for that purpose. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.



                             By Order of the Board of Directors



                             Loretta L. Alonso, Secretary



Dated:  August 25, 1994
      New York, New York

                          AMREP CORPORATION

                         10 Columbus Circle

                      New York, New York  10019


                           PROXY STATEMENT


                   ANNUAL MEETING OF SHAREHOLDERS

               To be Held 9:00 A.M. September 23, 1994


    This statement is furnished in connection with the solicitation of proxies by the Board of Directors of AMREP CORPORATION (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on September 23, 1994, and at any adjournment thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Secretary of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the meeting and voting. This statement, the accompanying notice of meeting and proxy form of the Board of Directors have been first sent to shareholders on or about August 25, 1994.

    All properly executed, unrevoked proxies in the enclosed form which are received in time will be voted in accordance with the shareholder's directions and, unless contrary directions are given, will be voted for the election as directors of the nominees named below. With a quorum being present, directors are elected by a plurality of the votes cast. Only shares affirmatively voted for a nominee will be counted toward the achievement of a plurality. Votes withheld (including broker non-votes, if any), will be counted as present for the purpose of determining a quorum but will not otherwise be counted.

    A copy of the 1994 Annual Report of the Company for the fiscal year ended April 30, 1994, including financial statements, accompanies this Proxy Statement. Such Annual Report does not constitute a part of the proxy solicitation material.

                          VOTING SECURITIES
                          -----------------

    Only shareholders of record at the close of business on August 1, 1994, the date fixed by the Board of Directors in accordance with the By-Laws, are entitled to vote at the meeting. As of August 1, 1994, the Company had issued and outstanding 7,297,625 shares of Common Stock, par value $.10 per share. Each share of Common Stock is entitled to one vote on matters to come before the meeting.

    Set forth below is information concerning the ownership as of July 25, 1994 of the Common Stock of the Company by the persons who, to the knowledge of the Board of Directors, own beneficially more than 5% of the outstanding shares:

         Name and Address of                Amount Owned             % of
          Beneficial Owner                  Beneficially (1)         Class
         -------------------                ----------------         -----

         Nicholas G. Karabots(2)(3)         1,925,613 shs.           26.4%
         P.O. Box 73C
         Fort Washington, PA  19034

         Dimensional Fund Advisors Inc.(4)    529,230 shs.            7.3%
         1299 Ocean Avenue
         11th Floor
         Santa Monica, CA  90401

         Scottish Amicable                    378,400 shs.            5.2%
         Life Assurance Society(5)
         150 St. Vincent Street
         Glasgow G2 5NQ, Scotland

         Kane Miller Corp.                    366,900 shs.            5.0%
         555 White Plains Road
         Tarrytown, New York  10591



         (1) Except as set forth in Footnotes 4 and 5, the beneficial owners have sole voting and investment power over the shares owned.

         (2) See "Compensation Committee Interlocks and Insider Participation" below.

         (3) Includes 500 shares which Mr. Karabots has the right to acquire pursuant to currently exercisable options.

         (4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 529,230 shares of Common Stock of the Company all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company, a registered open-end investment company, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of such shares.

         (5) In a Schedule 13D under the Securities Exchange Act of 1934, filed by Scottish Amicable Life Assurance Society ("SALAS"), SALAS reported that it beneficially owns directly and has sole voting power with respect to 228,400 shares representing 3.1% of the outstanding Common Stock. SALAS's wholly-owned subsidiary, Scottish Amicable Pensions Investments Limited ("Pensions") owns 150,000 shares representing 2.1% of the outstanding Common Stock. Therefore, SALAS beneficially owns an aggregate of 378,400 shares. Such 13D reports that SALAS and Pensions share voting power and dispositive power with respect to the 150,000 shares directly owned by Pensions.

                  SECURITY OWNERSHIP OF MANAGEMENT
                  --------------------------------

         The following table sets forth, as of July 25, 1994, certain information regarding the beneficial ownership, or the right to acquire beneficial ownership, of the Common Stock of the Company of each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group. Unless otherwise indicated, such person has sole voting and dispositive power with respect to the shares beneficially owned:

                                  Amount and Nature of     Percent of
    Name of Beneficial Owner      Beneficial Ownership       Class
    ------------------------      --------------------     ----------

    Jerome Belson                       49,000(1)(2)            *
    Edward B. Cloues, II                  -                     *
    Joseph Cohen                         1,000(2)               *
    David N. Dinkins                      -                     *
    Harvey I. Freeman                    4,000(3)               *
    Daniel Friedman                     52,674(4)(5)            *
    Anthony B. Gliedman                 67,500(6)               *
    Nicholas G. Karabots             1,925,613(7)(8)          26.4%
    Mitchell Roberts                     3,141(2)               *
    Samuel N. Seidman                    9,190(2)               *


*    Indicates less than 1%

                                  Amount and Nature of     Percent of
    Name of Beneficial Owner      Beneficial Ownership       Class
    ------------------------      --------------------     ----------

    S. Fred Singer                      11,000(2)               *
    Mohan Vachani                        7,500(9)               *
    James Wall                          15,257(10)(11)          *
    Harvey W. Schultz                   10,000(12)              *

    Directors and
    Executive Officers
         as a Group
         (13 persons)                2,168,919(1, 2, 4-13)    29.7%


*    Indicates less than 1%

(1) Includes 5,000 shares owned by a charitable corporation founded by Mr. Belson and of which he is president.

(2) Includes 1,000 shares which the individual has the right to acquire pursuant to currently exercisable options.

(3)  Jointly owned with Mr. Freeman's wife.

(4) Includes 314 shares of Common Stock held in the Company's Savings and Salary Deferral Plan allocated to the account of Mr. Friedman.

(5) Includes 13,750 shares which Mr. Friedman has the right to acquire pursuant to currently exercisable options.

(6) Includes 47,500 shares Mr. Gliedman has the right to acquire pursuant to currently exercisable options.

(7)  See "Compensation Committee Interlocks and Insider Participation" below.

(8) Includes 500 shares which Mr. Karabots has the right to acquire pursuant to currently exercisable options.

(9) Represents 7,500 shares which Mr. Vachani has the right to acquire pursuant to currently exercisable options.

(10) Includes 11,750 shares which Mr. Wall has the right to acquire pursuant to currently exercisable options.

(11) Includes 287 shares of Common Stock held in the Company's Savings and Salary Deferral Plan allocated to the account of Mr. Wall.

(12) Represents 10,000 shares which Mr. Schultz has the right to acquire pursuant to currently exercisable options.

(13) Includes 14,250 shares which executives other than those named have the right to acquire pursuant to currently exercised options.

                        ELECTION OF DIRECTORS

    The Board of Directors has amended the By-Laws of the Company, effective the date of the 1994 Annual Meeting, to increase the number of directors from ten to eleven. The Board of Directors of the Company is a classified board divided into three classes - Class I consisting, effective on the date of the 1994 Annual Meeting, of four directors, Class II consisting of three directors and Class III consisting of four directors. Each class of directors serves for a term of three years. At this Annual Meeting four Class I directors will be elected to serve until the 1997 Annual Meeting and until their successors are elected and qualified. Although the Board of Directors does not expect that any of the persons named will be unable to serve as a director, should any of them become unavailable for election it is intended that the shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee or nominees selected by the Board.

    The following table sets forth information regarding the nominees of the Board of Directors for election and the directors whose terms of office do not expire this year.


                           Year First
                           Elected As  Principal Occupation
Name                  Age  A Director  For Past Five Years
- - ----                  ---  ----------  --------------------

Nominees to serve until the 1997 Annual Meeting (Class I)

Edward B. Cloues, II   46      --      Partner in the law firm of
                                       Morgan, Lewis & Bockius.

David N. Dinkins       67      --      Professor, Columbia
                                       University School of
                                       International and Public
                                       Affairs since January 1994;
                                       Mayor of the City of New York
                                       from January 1990 to
                                       December 1993; Borough
                                       President of Manhattan from
                                       prior to 1989 to December 1989.

Harvey I. Freeman      56      --      Attorney and Real Estate Con-
                                       sultant since August 1991;
                                       Executive Vice President
                                       of the Trump Organization, real
                                       estate development, from prior
                                       to 1989 to July 1991.

                           Year First
                           Elected As  Principal Occupation
Name                  Age  A Director  For Past Five Years
- - ----                  ---  ----------  --------------------

James Wall             57     1991     President of AMREP Southwest
                                       Inc. ("ASI") and of AMREP
                                       Southeast, Inc., wholly-owned
                                       subsidiaries of the Company,
                                       since January 1991; Vice Presi-
                                       dent of ASI from prior to 1989 to
                                       January 1991; General Manager of
                                       Southwest Operations, since
                                       prior to 1989; Senior Vice
                                       President of the Company, since
                                       September 1991.

Directors continuing in office until the l995 Annual Meeting (Class II)

Joseph Cohen           72     1977     Management Consultant.

Daniel Friedman        59     1972     Chairman of the Board of Kable
                                       News Company, Inc., a wholly-
                                       owned subsidiary of the Company;
                                       Senior Vice President of
                                       the Company.

Samuel N. Seidman      60     1977     President of Seidman & Co., Inc.
                                       Economic Consultants and
                                       Investment Bankers.


Directors continuing in office until the 1996 Annual Meeting (Class III)

Jerome Belson          68     1967     Chairman of the Board and Chief
                                       Executive Officer of Jerome
                                       Belson Associates, Inc., a real
                                       estate management company
                                       operating in excess of 15,000
                                       high rise multi-family residential
                                       apartments in New York;
                                       President of Associated Builders
                                       and Owners of Greater New
                                       York, Inc.; Chairman Emeritus of
                                       Waterhouse Investor Services, Inc.

                           Year First
                           Elected As  Principal Occupation
Name                  Age  A Director  For Past Five Years
- - ----                  ---  ----------  --------------------

Anthony B. Gliedman    52     1991     Chairman of the Board,
                                       President and Chief Executive
                                       Officer of the Company, since
                                       July 1991; Executive Vice
                                       President of the Company from
                                       December 1990 until July 1991;
                                       Executive Vice President of the
                                       Trump Organization, real estate
                                       development, from prior to 1989
                                       to December 1990.


Nicholas G. Karabots   61     1993     Chairman of the Board and Chief
                                       Executive Officer of Periodical
                                       Graphics, Inc.; Kappa Publishing
                                       Group, Inc.; Geopedior, Inc. as
                                       well as other affiliated entities,
                                       which companies are engaged
                                       primarily in the fields of printing,
                                       publishing and real estate.


Mohan Vachani          52     1990     Senior Vice President - Chief
                                       Financial Officer of the Company,
                                       since June 1993; Consultant to the
                                       Company, from September 1992 to
                                       June 1993; Vice President-Chief
                                       Financial Officer of Bedford
                                       Properties, Inc., real estate
                                       management and development, from
                                       prior to 1989 until June 1993.

     Each of Messrs. Belson, Cohen, Gliedman, Karabots, Seidman, Vachani and Wall has served continuously since the year in which he was first elected. Daniel Friedman served continuously from 1972 to January 1977, when he resigned. He was reelected as director in September 1980 and has served continuously since.

    Mr. Karabots was nominated for election as a director pursuant to the agreement described below in the "Compensation Committee Interlocks and Insider Participation" section.

    Mr. Cloues' law firm represents Mr. Karabots and various corporations owned by him. He is being nominated for election as a director at the recommendation of Mr. Karabots.


The Board of Directors and its Committees
- - -----------------------------------------

    The Board held five meetings during the last fiscal year.

    The Board has an Executive Committee which meets as needed and has the power to act generally between meetings of the Board. The Committee members are Anthony B. Gliedman, Daniel Friedman, Mohan Vachani and James Wall. This Committee met ten times during the last fiscal year.

    The Board also has an Audit and Examining Committee, a Human Resources Committee and a Stock Option Committee. The Human Resources Committee acts as a compensation committee. The Board does not have a nominating committee.

    The Audit and Examining Committee recommends to the Board the engagement of the auditors, reviews the scope and results of the yearly audit by the independent auditors, reviews the Company's system of internal controls and procedures, and investigates where necessary into matters relating to the audit functions. It reports regularly to the Board concerning its activities. The current members of this Committee are Joseph Cohen (Chairman), Jerome Belson, Nicholas G. Karabots, Samuel N. Seidman, and S. Fred Singer. The Committee held four meetings during the last fiscal year.

    The Human Resources Committee makes recommendations to the Board concerning compensation and other matters relating to employees. The current members of the Committee are S. Fred Singer (Chairman), Jerome Belson, Joseph Cohen, Nicholas G. Karabots, Mitchell Roberts, and Samuel N. Seidman. The Committee held one meeting during the last fiscal year. Messrs. Roberts and Singer are Class I directors who are not standing for relection.

    The Stock Option Committee grants options under, and administers, the 1992 Stock Option Plan. The current members of the Committee are Jerome Belson (Chairman), S. Fred Singer and Samuel N. Seidman. The Committee held two meetings during the last fiscal year.

    Functioning as a Committee of the whole, the Board meets as a Strategy Committee. This Committee makes recommendations concerning possible new opportunities for the growth of the Company and actions that should be considered to meet changing times and conditions. The Committee held four meetings during the last fiscal year.

    Each director of the Company except those directors who are employees and Messrs. Cohen and Roberts (who are on retainer as consultants to the Company) is paid a fee of $22,500 per annum. Mr. Vachani was retained as a consultant to the Company from September 1992 to June 1993 and was also paid director's fees during this period. See "Compensation Committee Interlocks and Insider Participation" for further information concerning consulting fees paid to Messrs. Cohen, Roberts and Vachani. The members of the Audit and Examining Committee (other than Mr. Cohen) receive $750 for each committee meeting attended. The members of the Human Resources Committee other than consultants and employees receive $500 for each committee meeting attended. In addition, under the Non-Employee Directors Option Plan, each non-employee director receives on the first business day following the Company's Annual Meeting of Shareholders an option covering 500 shares of Common Stock of the Company. The price per share payable upon exercise of such option is either (i) the mean between the highest and lowest reported sale price of the Common Stock on the date of grant on the New York Stock Exchange, or (ii) the price of the last sale of Common Stock on that date as quoted on the New York Stock Exchange, whichever is higher. For the options granted on September 24, 1993 the exercise price is $8.875. Each option becomes exercisable as to all or any portion of the shares covered thereby one year after the date of grant and expires five years after the date of grant.

    The various directors and nominees hold other directorships of public companies as follows:

    Name                             Director of
    ----                             -----------

    Jerome Belson            Waterhouse Investor Services, Inc.
    Edward B. Cloues, II     K-Tron International, Inc.
    Samuel N. Seidman        Production Systems Acquisition Corporation

    As required by the Securities and Exchange Commission rules under Section 16(a) of the Securities Exchange Act of 1934, the Company notes that one of its directors, Nicholas G. Karabots, was one day late in January 1994 in filing a report on Form 4 covering the purchase of shares of the Company's Common Stock during the month of December 1993. The Company is advised that the filing was delayed by a severe winter storm.


                       EXECUTIVE COMPENSATION
                       ----------------------

Executive Compensation
- - ----------------------

   The Summary Compensation Table below sets forth individual compensation information for each of the Company's last three fiscal years of its Chief Executive Officer ("CEO") and the four other most highly paid executive officers who were serving as such at the end of the Company's fiscal year ended April 30, 1994.

                     SUMMARY COMPENSATION TABLE

                                                          Long Term
                                   Annual                 Compensation
                                Compensation              Awards
                                ------------              ------------
                                              Securities
Name and                                      Underlying
Principal                                     Options/    All Other
Position                   Year   Salary($)   SAR's (#)   Compensation($) (1)(2)
- - --------                   ----   ---------   ---------   ---------------

Anthony B. Gliedman        1994   $332,300          -0-     $1,540
   CEO, Chairman and       1993    289,800          -0-      1,944
   President(3)            1992    280,483       10,000          -


Daniel Friedman            1994    249,850          -0-      1,540
   Senior Vice President   1993    247,767(4)       -0-      2,259
   and CEO of Kable        1992    211,242        5,000          -
   News Company, Inc.


Mohan Vachani              1994    214,625       15,000          -
   Senior Vice President-
   Chief Financial
   Officer(5)


James Wall                 1994    202,625          -0-      1,540
   Senior Vice President   1993    183,092          -0-      1,473
   and President of        1992    146,667        5,000      1,467
   AMREP Southwest
   Inc. and AMREP
   Southeast, Inc.(6)


Harvey W. Schultz          1994    178,208          -0-      1,540
   Senior Vice President   1993    167,158          -0-        281
   and President of        1992     41,250       10,000          -
   AMREP Solutions, Inc.(7)


(1) Includes amounts contributed by the Company to the Company's Savings and Salary Deferral Plan.

(2) Other compensation in the form of personal benefits to the named persons has been omitted because it does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus as to each.

(3) Mr. Gliedman joined the Company as Executive Vice President in December 1990 and became CEO, Chairman and President in July 1991.

(4)  Includes $6,667 of retroactive salary increase.

(5)  Mr. Vachani became Senior Vice President in June 1993.

(6) Mr. Wall became Senior Vice President of the Company in September 1991 and President of both AMREP Southwest Inc. and AMREP Southeast, Inc. in January 1991.

(7) Mr. Schultz joined the Company in February 1992 as a Senior Vice President and also as President of AMREP Solutions, Inc.

Option Tables
- - -------------

   The following table sets forth, for the CEO and each of the executive officers named in the Summary Compensation Table, information with respect to grants of stock options made during the fiscal year ended April 30, 1994.

                Option/SAR Grants in Last Fiscal Year

                                                                        Potential Realizable
                                                                        Value at Assumed
                                                                        Annual Rates of
                                                                        Stock Appreciation
                               Individual Grants                        For Option Term(2)
                    -----------------------------------------           ------------------

                               % of Total
                               Options
                               Granted to    Exercise or
                    Options    Employees in  Base Price   Expiration
   Name             Granted #  Fiscal Year    ($/sh)      Date          5%($)      10%($)
   ----             ---------  -----------   ----------   ----------    -----      ------

Anthony B. Gliedman    -0-         --            --         --           --          --

Daniel Friedman        -0-         --            --         --           --          --

James Wall             -0-         --            --         --           --          --

Mohan Vachani       15,000(1)    35.7%         $6.625     6/28/96      $15,675    $32,925

Harvey W. Schultz      -0-         --            --         --           --          --


(1) The options are exercisable as to 50% of the shares one year after the date of grant and the remaining 50% two years after the date of grant.

(2) The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission's rules. They would result in per share prices at the expiration date of the options of $7.67 and $8.82, respectively. The Company makes no representations as to the future prices of its Common Stock.

    The following table sets forth option exercise activity in the last fiscal year and the fiscal year end option values with respect to the CEO and each of the executive officers named in the Summary Compensation Table based on the market price of the Common Stock of the Company at April 30, 1994.

            Aggregated Option/SAR Exercises in the Fiscal
            ---------------------------------------------
            Year Ended April 30, 1994 and April 30, 1994
            --------------------------------------------
                          Option/SAR Values
                          -----------------


                          Shares
                          Acquired
   Name                   On Exercise     Value Realized
   ----                   -----------     --------------

Anthony B. Gliedman            --               --

Daniel Friedman               2,500         $2,968.75

James Wall                    2,500         $2,968.75

Mohan Vachani                  --               --

Harvey W. Schultz              --               --


                                                            Values of
                              Number of                     Unexercised
                              Unexercised                   In-the-money
                              Options at                    Options at
                              4/30/94                       4/30/94
                              -----------                   ------------

                     Exercisable   Unexercisable    Exercisable   Unexercisable
                     -----------   -------------    -----------   -------------

Anthony B. Gliedman    47,500          12,500         $149,375      $37,500

Daniel Friedman        13,750           1,250           34,063        3,750

James Wall             11,750           1,250           32,313        3,750

Mohan Vachani            -0-           15,000             -0-        16,875

Harvey W. Schultz      10,000            -0-            27,500         -0-

Human Resources Committee Executive Compensation Report
- - -------------------------------------------------------

        The Human Resources Committee ("HRC"), consisting of all six of the non-employee directors, is the Company's Compensation Committee. Three members of the HRC (Messrs. Belson, Seidman and Singer) also constitute the Stock Option Committee. The HRC's recommendations regarding executive compensation other than stock option grants must be approved by the entire Board, of which HRC members constitute a majority, but the Stock Option Committee has sole authority to award options.

               Compensation Policy for Executive Officers
               ------------------------------------------

         The HRC's policy is that the Company's executive officers should be paid a salary commensurate with their responsibilities, should receive short-term incentive compensation in the form of a bonus which reflects both the Company's profits for a year and the executive's performance during the year, and should receive long-term incentive compensation in the form of stock options.

         The policy with respect to salaries of executive officers other than the Chief Executive Officer ("CEO") is that they should be in amounts recommended by the CEO, and the current salaries, which for the named executive officers are incorporated in employment agreements having a two-year term ending September 30, l995, are in the amounts recommended by the CEO. At the time the current employment agreements were entered into all of the named executive officers held employment agreements that continued until September 30, 1994. The considerations entering into the determination by the CEO of the salaries for the named executives which he recommended to the HRC were the salaries payable under those earlier employment agreements, his subjective evaluation of the abilities and past performances of the respective executives and his judgment of their potential for enhancing the profitability of the Company. The CEO has advised the HRC that, in his subjective judgment based on his experience and knowledge of the market place, such salaries are reasonable and proper in light of the respective duties and responsibilities of the executives.

         On the recommendation of the HRC, the Board in September l993 adopted the Company's Bonus Plan for Executives and Key Employees pursuant to which, in each year that the Company's earnings exceed a formula amount, a percentage of the excess becomes a Bonus Pool. Under this Plan (which is described in detail below under the caption "Employment Contracts with Executives") each executive officer having an employment agreement other than the CEO is to receive from the Bonus Pool such percentage thereof as the CEO determines, but the bonus amount to any such executive officer may not exceed his or her salary for the applicable year. The CEO has informed the Committee that his determinations of awards from the Bonus Pool will be based on his subjective evaluation of the performance of each executive during the applicable year. The CEO presently contemplates that such evaluation will include the executive's contribution to the Company's profitability for the year, the extent to which the executive successfully resolved problems which arose during the year and the extent to which the executive had been effective in laying the ground work for increased future profitability of the Company. The earnings in fiscal l994 were insufficient to fund the Bonus Pool.

         It is the policy of the Stock Option Committee generally to grant options to executives only under the Company's l992 Stock Option Plan and in amounts not exceeding the amounts recommended by the CEO. The CEO has advised the Committee that his recommendations for grants will reflect his subjective judgment of the performances of employees and the potential benefit to the Company from the grant of this form of incentive compensation. The CEO, among other things, considers the amounts and terms of options granted in the past in recommending option grants. Mr. Vachani became Senior Vice President- Chief Financial Officer in June 1993 having been a consultant to the Company for the preceeding nine months. The CEO felt that Mr. Vachani, as a senior officer, should have the added incentive to enhance the value of the Company provided by options and thus recommended to the Stock Option Committee that he be granted an option to purchase 15,000 shares of Common Stock. 315,000 shares of Common Stock are reserved for issuance under such Plan and through April 30, l994 options for a total of 42,000 shares have been granted, of which 25,000 were granted to executives in the l994 fiscal year, including those granted to Mr. Vachani.

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to each of the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Compensation Committee has not established any policy regarding annual compensation to such executive officers in excess of $1,000,000.

            Bases for Chief Executive Officer's Compensation
            ------------------------------------------------

         Anthony B. Gliedman, the CEO, was employed in late l990 as Executive Vice President with the expectation that he would become the CEO within a year upon the anticipated retirement of Howard W. Friedman, the then CEO. Mr. Gliedman's initial annual salary was $275,000, which was approximately 90% of Mr. Friedman's. Until October 1, l993, Mr. Gliedman's salary was increased only by a percentage equal to the percentage increase in the cost-of-living.

         In fiscal l992, the year in which Mr. Gliedman became CEO, the Company had an after-tax loss of nearly $7 million, and in fiscal l993 the Company had a small profit. Based upon this improvement and the expectation that it would continue under Mr. Gliedman's leadership, the HRC recommended (i) that his salary be increased to $360,000 and (ii) the adoption of the Bonus Plan with Mr. Gliedman to receive 25% of the Bonus Pool up to an amount equal to his salary. Before the HRC made its recommendation, one of its members had analyzed several published surveys of CEO compensation and reported to it that, in his judgment based on such analysis, the recommended compensation was within a reasonable range.

         On October 1, l993, the Company entered into a three-year contract of employment with Mr. Gliedman, pursuant to which his annual salary became $360,000. The Bonus Plan provides that Mr. Gliedman shall receive 25% of the Bonus Pool but not exceeding an amount equal to his salary paid for the applicable year.

         Pursuant to the agreement under which Mr. Gliedman was hired, he received in December 1990 a 5-year option to purchase 50,000 shares of the Company's common stock. In addition, in December l99l he received a three-year option to purchase 10,000 shares of the common stock. Both of these options have exercise prices equal to the market value of the Company's common stock on the respective dates of grant. No stock options were granted to Mr. Gliedman in fiscal 1994.

         In September l993, the HRC recommended that the Company from time to time loan to Mr. Gliedman up to $360,000 with the proceeds to be used solely to purchase shares of the Company's common stock, the loans to carry interest at the average rate paid by the Company, 10% of the loan to be repaid annually and the unpaid balance of each advance to be repaid on the fifth anniversary of the borrowing. The HRC made the recommendation because it believed it would be in the Company's best interest for Mr. Gliedman to have a meaningful equity interest in the Company. The Board approved such loan and in December l993 Mr. Gliedman borrowed $l50,500 from the Company and applied the proceeds to the purchase of 20,000 shares of the Company's common stock from the Company at a price of $7.625 per share, the then market price.



                                  S. Fred Singer, Chairman
                                  Jerome Belson
                                  Joseph Cohen
                                  Nicholas G. Karabots
                                  Mitchell Roberts
                                  Samuel N. Seidman
                                       Human Resources Committee


Compensation Committee Interlocks and Insider Participation
- - -----------------------------------------------------------

     Joseph Cohen is an independent management consultant. He is retained by the Company as a management consultant under a year-to-year oral agreement and was paid $127,727 as consulting fees in the fiscal year ended April 30, 1994. During the year, he consulted in connection with the Company's marketing programs, performed system analyses for the Company's construction and development operations, and consulted with Kable News Company, Inc. in connection with various systems and operations. Mitchell Roberts, a former Vice President for personnel of the Company, is retained as a consultant under a year-to-year oral agreement and was paid $52,197 as consulting fees in the fiscal year ended April 30, 1994. He consulted principally with respect to personnel and insurance matters. Mohan Vachani was a member of the Compensation Committee until he resigned in June 1993, when he was elected Senior Vice President-Chief Financial Officer of the Company. He was retained as a consultant to the Company from September 1992 to June 1993 and was paid $8,333 as consultant fees in the fiscal year ended April 30, 1994. He consulted in connection with administration, fiscal planning and business expansion matters.

         On August 4, 1993, pursuant to an agreement with Nicholas G. Karabots and two corporations he then owned, the Company acquired for its Kable News Company subsidiary ("Kable") various rights to distribute magazines, and in payment issued a total of 575,593 shares of the Company's common stock. The distribution rights cover various magazines published by unaffiliated publishers as well as magazines published by publishers controlled by Mr. Karabots. In the case of the publishers controlled by Mr. Karabots, the distribution arrangements generally were for terms of the next seven years with provision for extension for a further three years. In connection with the transaction, Kable advanced to publishers controlled by Mr. Karabots and reimbursed his distribution company for advances made to other publishers in respect of magazines then currently to be distributed in an aggregate amount of $670,000, which Kable has largely recouped from the distribution of such magazines. Additionally, to replace advances which otherwise would have been made by the predecessor distributors, Kable, in accordance with industry practice, also extended 4-month interest free loans in an aggregate amount of $750,000 to other publishers controlled by Mr. Karabots as Kable became the distributor for such publishers, which amounts have been repaid.

     As distributor under the above distribution agreements, Kable purchases magazines from publishing companies owned or controlled by Mr. Karabots, and during the fiscal year ended April 30, 1994 paid such companies a total of approximately $12,200,000 for magazines. Kable continues as distributor for such companies and anticipates that it will pay them in the current fiscal year substantially more than such amount.

     As part of its agreement with Mr. Karabots, the Company proposed him for election to the Board of Directors at the 1993 Annual Meeting and has agreed, subject to certain exceptions, that so long as he owns at least one-half of the common stock issued in the transaction the Company will propose him for election at each shareholders meeting for the election of directors until July 2003, unless he is already in a Class of the Board whose term continues beyond such meeting.

     Mr. Karabots has reported that since August, 1993, he acquired in the open market the beneficial ownership of 153,200 shares of the Company's common stock; that on March 1, 1994, he purchased from Peter B. Bedford an additional 1,196,320 shares; and that at July 25, 1994, including shares acquirable on exercise of options he owned beneficially 1,925,613 shares, approximately 26.4% of the outstanding shares. Mr. Karabots also has reported that (i) the shares acquired in the open market were purchased by a corporation of which he is the controlling shareholder and that such corporation used its general corporate funds to make the purchases and (ii) he used a combination of personal funds and funds borrowed from entities which he controls to acquire the shares from Mr. Bedford.

         Messrs. Cohen, Karabots and Roberts are members of the Human Resources Committee.

Performance Graph
- - -----------------

     The graph below compares the cumulative total shareholder return on AMREP's common stock with the cumulative total return of the Standard & Poor's 500 Index and the Standards & Poor's Homebuilding Index for the five years beginning April 30, 1989 and ending April 30, 1994 (assuming the investment of $100 in the Company's stock, the S&P 500 Index and the S&P Homebuilding Index on April 30, 1989, and the reinvestment of all dividends).









                                 [GRAPH]
























                          1989    1990     1991     1992     1993     1994
                          ----    ----     ----     ----     ----     ----

 AMREP CORP               100    92.06    60.32    82.54    74.60    98.41
 S&P 500 INDEX            100   110.55   130.03   148.28   161.97   170.59
 HOMEBUILDING INDEX       100    93.42   119.19   144.36   169.14   171.78

Employment Contracts with Executives
- - ------------------------------------

     The Company has employment agreements with Messrs. Gliedman, Friedman, Wall, Vachani and Schultz. The employment term of the agreement with Mr. Gliedman is for the three years ending September 30, 1996, but the term is automatically extended each year for one year unless prior to a September 30th which is two years prior to the then end of the term either Mr. Gliedman or the Company elects to have the term not so extended. The employment term of all the other agreements ends September 30, 1995.

     The compensation provided by Mr. Gliedman's agreement is an annual salary of not less than $360,000 with a cost-of-living increase on each October 1st, plus a bonus in an amount equal to 25% of the bonus pool ("Bonus Pool") created by the Company's Bonus Plan for Executives and Key Employees but not exceeding his salary for the applicable year. The compensation provided by the agreements with Messrs. Friedman, Wall, Vachani and Schultz is an annual salary of not less than the following amounts with a cost of living increase on October 1, 1995:

             Daniel Friedman             $236,000
             James Wall                   215,000
             Mohan Vachani                236,500
             Harvey W. Schultz            185,000

Mr. Friedman was paid in fiscal 1994 an additional $20,000 to compensate him for the reduction in the pension which will be payable to him under the Company's retirement plan resulting from a change in the tax law, and the Company currently is paying him such additional amount.

     Each of Messrs. Friedman, Wall, Vachani and Schultz will receive such percentage of the Bonus Pool as the CEO determines but the bonus amount to the executive may not exceed his earnings for the applicable year.

     The Bonus Pool for a fiscal year is 15% of the Bonus Pool Earnings (if any) for that year. The Bonus Pool Earnings for a fiscal year is determined by
(A) deducting from the Company's after-tax income for the year the following:

     (a) an inflation adjustment consisting of (x) the shareholders' equity at the beginning of the year times (y) the percentage increase in the cost of living during the year, and

     (b) a return on equity, consisting of 5.1% of the shareholders' equity at the beginning of the year,

and (B) dividing the resultant amount by the reciprocal of the effective income tax rate applicable to the Company for such year.*


* For example, if the amount determined by (A) for a year were $620,000 and the effective tax rate for the year were 38%, the Bonus Pool Earnings for that year would be $620,000 divided by 0.62, or $1,000,000.

      In the event there is a "Change in Control" of the Company, each of the five executives will have the option to have an amount equal to the bonus paid or payable to him for the fiscal year immediately preceding the date of exercise of such option frozen into his salary and, if such option is exercised, will also have the option to terminate his employment and become a consultant to the Company until the end of his employment term. As a consultant, the executive will be paid 57-1/2% of his salary at the time of termination of the employment period (plus a cost of living adjustment). There will be a "Change in Control" of the Company if, among other things, 20% or more of the Company's Common Stock is acquired by a person or a group and such person or group, by its filing on Schedule 13D under the Securities Exchange Act of 1934 or otherwise, indicates the intention of seeking or exercising control of the Company or reserves the right to do so.

      The employment agreements with Messrs. Gliedman, Wall and Friedman provide that each shall be included in the management slate for election as a director and shall be elected to the respective offices presently held by him during the employment term. The employment agreements with Messrs. Vachani and Schultz provide that each shall be elected to the offices presently held by him during the employment term.

      Each of the employment agreements provide for certain continuing payments in the event of the death or disability of the executive.

Retirement Benefits
- - -------------------

The following table sets out estimated annual retirement benefits payable under the life annuity form of pension to a person retiring at age 65, for specified earnings and years of service, estimated as of January 1, 1994.

                           Pension Plan Table
Average
Annual Pay (c)                  Years of Credited Service
- - --------------   --------------------------------------------------------
                 15 Years    20 Years    25 Years    30 Years    35 Years
                 --------    --------    --------    --------    --------

$100,000          $19,765     $26,353     $32,941     $39,529     $46,118
 125,000          $25,390     $33,853     $42,316     $50,779     $59,243
 150,000          $31,015     $41,353     $51,691     $62,029     $72,368
 175,000          $36,640     $48,853     $61,066     $73,279     $85,493
 200,000          $42,265     $56,353     $70,441     $84,529     $98,618
 225,000          $47,890     $63,853     $79,816     $95,779    $111,743

     (a) The benefit amounts listed in the table are not subject to any deduction for Social Security benefits or other offset amounts.

     (b) Compensation considered in determining the retirement benefit is the compensation shown in the "Salary" column of the Summary Compensation Table. Annual benefits are limited to a maximum benefit of $118,800 in 1994 and maximum current covered compensation of $150,000 in 1994.

     (c) The highest average annual earnings in any period of 60 consecutive months.

     (d) Mr. Gliedman has three years of credited service, Mr. Friedman has twenty-three years of credited service, Mr. Wall has twenty-three years of credited service, Mr. Schultz has one year of credited service, and Mr. Vachani has no years of credited service. Assuming
          (i) these individuals continue to be employed until age 65, (ii) their annual salaries increase at an annual rate of 5% and (iii) they elect life annuity form of pension, their annual retirement benefits would be as set forth below:

                                          Estimated
                                          Benefit
                                          ---------

              Anthony B. Gliedman          $51,397
              Daniel Friedman              $79,170
              James Wall                   $78,159
              Harvey W. Schultz            $39,048
              Mohan Vachani                $42,955






Certain Transactions
- - --------------------

      See "Human Resources Committee Report - Bases for Chief Executive Officer's Compensation" for information concerning a loan to Mr. Gliedman and his purchase of common stock from the Company. See "Compensation Committee Interlocks and Insider Participation" for information concerning consulting fees paid Joseph Cohen, Mitchell Roberts and Mohan Vachani and transactions with Nicholas G. Karabots.

                                AUDITORS
                                --------

      The consolidated financial statements of the Company and its subsidiaries included in the Annual Report to Shareholders for the fiscal years ended April 30, 1994 and 1993 have been examined by Arthur Andersen & Co., independent public accountants. A representative of Arthur Andersen & Co. is expected to attend the meeting with the opportunity to make a statement if the representative desires, and it is expected such representative will be available to respond to appropriate questions from shareholders. The Board of Directors has not yet acted with respect to the selection of auditors for fiscal 1995.


                              OTHER MATTERS
                              -------------

      The Board of Directors knows of no matters which will be presented for consideration at the meeting other than the matters referred to in this statement. Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.


                         SOLICITATION OF PROXIES
                         -----------------------

      The Company will bear the cost of this solicitation of proxies. In addition to solicitation of proxies by mail, the Company may reimburse brokers and other nominees for the expense of forwarding proxy materials to the beneficial owners of stock held in their names. The Company has also retained The Kissel-Blake Organization, Inc. to assist in the solicitation of proxies and will pay that firm a fee of $8,000 and reimburse it for out-of-pocket expenses, estimated not to exceed $3,000. Directors, officers and employees of the Company may also solicit proxies on behalf of the Board of Directors but will not receive any additional compensation therefor.


                          SHAREHOLDER PROPOSALS
                          ---------------------

      From time to time shareholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the annual meetings. To be considered, proposals must be submitted on a timely basis. Proposals for the 1995 meeting must be received by the Company no later than April 17, 1995.


                      By Order of the Board of Directors

                           Loretta L. Alonso, Secretary

Dated: August 15, 1994

      Upon the written request of any shareholder of the Company, the Company will provide to such shareholder a copy of the Company's Annual Report on Form 10-K for 1994, including the financial statements and the schedules thereto, filed with the Securities and Exchange Commission. Any request should be directed to Loretta L. Alonso, Secretary, AMREP Corporation, 10 Columbus Circle, New York, New York 10019. There will be no charge for such report unless one or more exhibits thereto are requested, in which case the Company's reasonable expenses of furnishing exhibits may be charged.

                                   APPENDIX

                                      TO

                                PROXY STATEMENT

                                      OF

                               AMREP CORPORATION

                             Dated August 15, 1994




                  The substantive information conveyed by the

       Performance Graph on Page 17 of the Proxy Statement is contained in the table which appears at the bottom of Page 17.

PROXY                                                                 PROXY


                      AMREP CORPORATION
             Solicited by Board of Directors for
               Annual Meeting of Shareholders


                   _______________________



          September 23, 1994, 9:00 A.M. Local Time


       The undersigned hereby appoints Rudolph J. Skalka, Valerie Ascuitto and Loretta L. Alonso, and each of them acting alone, will full power of substitution, proxies to vote the Common Stock of the undersigned at the 1994 Annual Meeting of Shareholders of AMREP Corporation, and any adjournment thereof, for the election of directors as set forth in the Proxy Statement of the Board of Directors dated August 15, 1994, and upon all matters which come before said meeting or any adjournment thereof.

      Receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement of the Board of Directors is acknowledged.

                              (Continued and to be signed on reverse side)

        Unless otherwise specified, this proxy will be voted FOR the election of directors.

Please mark boxes [X] in blue or black ink.

A vote FOR is recommended by the Board of Directors.

        For election of four (4) Directors as described in the Proxy Statement of the Board of Directors.


FOR all nominees listed below (except as        WITHHOLD AUTHORITY
marked to the contrary below) [ ]               to vote for all nominees listed
                                                below. [ ]


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

        Edward B. Cloues, II, David N. Dinkins, Harvey I. Freeman, James Wall

                   ______________________________________________



                                     Dated __________________, 1994



                                     ____________________________
                                             (Signature)



                                     ____________________________
                                             (Signature)


                                     If stock is held in the name of more than one person, all holders should sign. Sign exactly as name or names appear at left. Persons signing in a fiduciary capacity should include their title as such.


    PLEASE MARK, DATE, SIGN, AND MAIL YOUR PROXY PROMPTLY
                  IN THE ENVELOPE PROVIDED